Exhibit 5.2

Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com

August 14, 2024

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Ladies and Gentlemen:

I am the Executive Director – Corporate Securities and Assistant Secretary of Eli Lilly and Company, an Indiana corporation (the “Company”). I am rendering this opinion in connection with the proposed issuance by the Company of $750,000,000 aggregate principal amount of the Company’s 4.150% Notes due 2027 (the “2027 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 4.200% Notes due 2029 (the “2029 Notes”), $1,250,000,000 aggregate principal amount of the Company’s 4.600% Notes due 2034 (the “2034 Notes”), $1,250,000,000 aggregate principal amount of the Company’s 5.050% Notes due 2054 (the “2054 Notes”) and $750,000,000 aggregate principal amount of the Company’s 5.200% Notes due 2064 (the “2064 Notes” and, collectively with the 2027 Notes, the 2029 Notes, the 2034 Notes and the 2054 Notes, the “Notes”) pursuant to a prospectus supplement dated August 12, 2024 to the prospectus dated February 24, 2022 contained in the Company’s Registration Statement on Form S-3 (File No. 333-262943) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 24, 2022 under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to an Indenture, dated February 1, 1991, between the Company and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee (the “Indenture”), and an Underwriting Agreement dated August 12, 2024 (the “Underwriting Agreement”), among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, as representatives of the several underwriters named on Schedule 1 therein.

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Company’s Amended Articles of Incorporation, the Company’s Bylaws, the Indenture, the global notes representing the Notes and the Underwriting Agreement.

For purposes of the opinions expressed below, I have assumed, without independent investigation, that (i) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company and constitute valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (ii) any certificates representing the Notes will conform as to form to the forms of global notes examined by me. I have also assumed, without independent investigation, the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

On the basis of, and in reliance on, the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2.	Each of the Indenture and the Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company.

3.

The Company has duly authorized the issuance of the Notes, and the Company has full corporate power and authority to issue the Notes and to perform its obligations under the Notes, the Indenture and the Underwriting Agreement.

I am a member of the bar of the State of Indiana and I express no opinion as to the laws of any other jurisdiction.

I hereby consent that Kirkland & Ellis LLP may rely upon this opinion as if it were addressed to such firm.

The foregoing opinion is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in the law which may hereafter occur.

I hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to my name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

[Signature page follows]

Yours truly,

/s/ Jonathan Groff
Jonathan Groff
Executive Director - Corporate Securities and Assistant Secretary

[Signature Page to Exhibit 5.2 Opinion]